Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	Stuart F. Gray
Treasurer
(410) 628-8686

UNITED INDUSTRIAL REPORTS NET INCOME OF $9.4 MILLION ON REVENUE OF
$126.4 MILLION IN THE THIRD QUARTER OF 2005

HUNT VALLEY, MD, NOVEMBER 3, 2005 – United Industrial Corporation (NYSE: UIC) (the “Company”) today reported its financial results for the third quarter ended September 30, 2005.  Net sales and income from continuing operations include the results of the Company’s Defense and Energy segments.  The Defense segment, which operates through AAI Corporation (“AAI”, a wholly-owned subsidiary of the Company), and its subsidiaries, has four product lines consisting of Unmanned Aerial Vehicles (“UAV Systems”), Engineering and Logistics Services (“Services”), Test and Training Systems, and Advanced Programs.  The Energy segment is conducted through the Detroit Stoker Company, a wholly-owned subsidiary of the Company.  Results from the Company’s remaining Transportation operations are reported as discontinued operations.

Financial Results for the Three Months Ended September 30, 2005

Net sales from continuing operations for the three months ended September 30, 2005 increased 28.0% to $126.4 million from $98.7 million for the three months ended September 30, 2004.

The gross margin percentage for continuing operations decreased to 23.4% in the third quarter of 2005 from 25.1% during the same period in 2004.  Increased sales generated by increased Shadow 200® Tactical Unmanned Aerial Vehicle (“TUAV”) logistical support and Services’ business, that generate lower gross margin percentages than other sales realized by AAI, primarily caused the decreased margin.

Selling and administrative expense increased to $14.3 million, or 11.3% of sales, in the third quarter of 2005 from  $12.6 million, or 12.8% of sales, during the same period in 2004.  The increase primarily relates to the Company’s growth.

Operating income increased to $15.0 million, or 11.9% of sales, in the third quarter of 2005 from $12.0 million, or 12.2% of sales, during the same period in 2004.  The decrease in operating income as a percentage of sales is primarily due to the decrease in the gross margin percentage.

Net interest expense was $694,000 in the third quarter of 2005 compared to net interest expense of $103,000 during the same period in 2004.  The increased net interest expense was primarily a result of the payment of interest to the holders of the Company’s $120.0 million 3.75% Convertible Senior Notes issued in September 2004.

Net income from continuing operations in the third quarter of 2005 increased to $9.3 million, or $0.68 per diluted share, from $7.7 million, or $0.57 per diluted share, during the same period in 2004.

Net income that includes results of both continuing and discontinued operations in the third quarter of 2005 increased to $9.4 million, or $0.69 per diluted share, from $7.5 million, or $0.55 per diluted share, during the same period in 2004.

Financial Results By Operating Segment for the Three Months Ended September 30, 2005 - Continuing Operations

Net sales for the Defense segment for the three months ended September 30, 2005 increased 29.6% to $116.8 million from $90.1 million for the three months ended September 30, 2004.  The increase was primarily due to greater logistical support related to an increasing number of fielded Shadow 200 TUAV Systems in 2005, increased demand for Advanced Boresight Equipment (“ABE”) Systems, the addition of the Biological Detection Systems program awarded in the third quarter of 2004, and the acquisition of ESL.

The Defense segment’s gross margin percentage decreased to 22.1 % in the third quarter of 2005 from 23.8% during the same period in 2004.  Increased sales generated by increased Shadow 200 TUAV logistical support and Services’ business, that generate lower gross margin percentages than other sales realized by AAI, primarily caused the decreased margin.

Selling and administrative expense in the Defense segment increased to $12.0 million, or 10.3 % of sales, in the third quarter of 2005 from $10.5 million, or 11.6% of sales, during the same period in 2004. The $1.5 million increase was primarily due to $1.3 million higher research and development expense and bid and proposal costs to support the Defense segment’s growth, $1.1 million of general and administrative expenses incurred by recently acquired ESL, and $0.6 million of increased legal expenses, partially offset by expense reductions of $1.5 million mostly related to the reorganization of the Defense segment’s fluid test system product area.

Operating income in the Defense segment increased to $13.7 million, or 11.8% of sales, in the third quarter of 2005 from $10.8 million, or 12.0% of sales, during the same period in 2004.  The decrease in operating income as a percentage of sales is primarily due to the decrease in the gross margin percentage.

Pre-tax income from the Defense segment increased 25.9% to $13.8 million in the third quarter of 2005 from $11.0 million during the same period in 2004.

Net sales for the Energy segment in the third quarter of 2005 increased 11.8% to $9.6 million, from $8.6 million in the third quarter of 2004.  The Energy segment’s gross margin percentage increased to 39.7% in the third quarter of 2005 from 38.5% during the same period in 2004. The Energy segment’s pre-tax income in the third quarter of 2005 increased to $1.4 million from a pre-tax income of $1.2 million during the same period in 2004.

Financial Results for the Nine Months Ended September 30, 2005

Net sales from continuing operations for the nine months ended September 30, 2005 increased 22.1% to $353.9 million from $289.9 million for the nine months ended September 30, 2004.

The gross margin percentage for continuing operations increased to 24.3% for the nine months ended September 30, 2005 from 24.2% during the same period in 2004.

Selling and administrative expense increased to $45.3 million, or 12.8% of sales, in the nine months ended September 30, 2005 from $34.8 million, or 12.0% of sales, during the same period in 2004.  The increase primarily relates to the Company’s growth and restructuring activities.

Operating income increased to $39.9 million, or 11.3% of sales, in the nine months ended September 30, 2005 from $35.2 million, or 12.1% of sales, during the same period in 2004.

Net interest expense was $2.2 million in the nine months ended September 30, 2005, an increase of $2.2 million from the same period in 2004.   The increased net interest expense was primarily a result of the payment of interest to the holders of the Company’s $120.0 million 3.75% Convertible Senior Notes issued in September 2004.

Income from continuing operations before income taxes in the nine months ended September 30, 2005 increased 29.4% to $45.8 million from $35.4 million during the same period in 2004.   The income from continuing operations included a pre-tax gain of $7.2 million from the sale of undeveloped property recorded during the first quarter of 2005.

Net income from continuing operations in the nine months ended September 30, 2005 increased $7.4 million to $30.2 million, or $2.13 per diluted share, from $22.8 million, or $1.70 per diluted share, during the same period in 2004.

Net income that includes results of both continuing and discontinued operations in the nine months ended September 30, 2005 increased to $30.5 million, or $2.15 per diluted share, from $21.9 million, or $1.63 per diluted share, during the same period in 2004.

Financial Results by Operating Segment for the Nine Months Ended September 30, 2005 – Continuing Operations

Net sales for the Defense segment for the nine months ended September 30, 2005 increased 23.3% to $328.6 million from $266.5 million for the nine months ended September 30, 2004.  This increase was primarily due to higher production and logistical support related to an increasing number of fielded Shadow 200 TUAV Systems, increased demand for ABE Systems, the Biological Detection System Program that was awarded in the third quarter of 2004, and the acquisition of ESL.

The gross margin percentage for the Defense segment increased to 23.3% for the nine months ended September 30, 2005 from 23.0% during the same period in 2004.

Selling and administrative expenses in the Defense segment in the nine months ended September 30, 2005 increased to $38.6 million, or 11.7% of sales, from $28.3 million, or 10.6% of sales, during the same period in 2004.  The $10.3 million increase was primarily due to $4.7 million for higher research and development expenses and bid and proposal costs to support the Defense segment’s growth, $1.9 million of restructuring charges to reorganize the Defense segment’s fluid test systems product area, $1.7 million of general and administrative fees incurred by the recently acquired ESL, $1.4 million of higher legal expenses, and other expenses of $0.6 million.

Operating income in the Defense segment increased to $37.6 million, or 11.4% of sales, in the nine months ended September 30, 2005, from $32.6 million, or 12.2% of sales, during the same period in 2004.

Pre-tax income from the Defense segment in the nine months ended September 30, 2005 increased 36.9% to $45.5 million from $33.2 million during the same period in 2004.   The Defense segment’s pre-tax income included a $7.2 million gain from the sale of undeveloped property recorded during the first quarter of 2005.

Net sales for the Energy segment during the nine months ended September 30, 2005 increased 8.0% to $25.3 million, from $23.4 million for the nine months ended September 30, 2004.  The Energy segment’s gross margin percentage decreased to 37.1% for the nine months ended September 30, 2005 from 38.5% during the same period in 2004.  The Energy segment’s pre-tax income for the nine months ended September 30, 2005 decreased to $2.5 million from pre-tax income of $2.6 million during the same period in 2004.

Financial Results for Discontinued Operations

Income from the Company’s discontinued transportation operations in the third quarter of 2005 was $112,000, or $0.01 per diluted share, compared to a loss of ($274,000), or ($0.02) per diluted share, during the same period in 2004.

Income from the Company’s discontinued transportation operations for the nine months ended September 30, 2005 was $305,000, or $0.02 per diluted share, as compared to a loss of ($939,000), or ($0.07) per diluted share, during the same period in 2004.

Funded New Orders and Funded Backlog

During the third quarter of 2005, the Company received $163.6 million of funded new orders for products and services, an increase of $38.8 million, or 31.1%, compared to $124.8 million during the same period in 2004. Funded new orders in the third quarter of 2005 included $153.1 million in the Defense segment and $10.5 million in the Energy segment.

During the nine months ended September 30, 2005, the Company received $484.0 million in funded new orders for products and services, an increase of $186.6 million, or 62.7%, compared to $297.4 million during the same period in 2004.   The funded new orders for the nine months ended September 30, 2005 included $454.0 million in the Defense segment and $30.0 million in the Energy segment.

Funded backlog for the Company’s continuing operations was $519.9 million at September 30, 2005, an increase of $132.0 million, or 34.0%, from $387.9 million at December 31, 2004.

During the third quarter of 2005, the Company’s funded new orders included the following awards in excess of $5.0 million:

UAV Systems

•                  $55.7 million for the continuation and expansion of our Shadow 200 TUAV logistical support activities for deployment of additional Shadow 200 TUAV systems assisting Operation Iraqi Freedom and the global war on terrorism

•                  $8.3 million for development and production of various improvements to the Army’s Shadow 200 TUAV System

•                  $7.1 million to upgrade and field new Shadow 200 TUAV RQ-7B model air vehicles and related systems modifications to six U.S. Army TUAV units

•                  $5.1 million to provide Brigade Integration Team support to new U.S. Army units receiving Shadow 200 TUAV systems

Test and Training Systems

•                  $13.8 million to provide an Advanced Moving Target Simulator System to the Royal Netherlands Army

Initiatives to Enhance Shareholder Value

The Company intends to enhance shareholder value and complement its growth strategy for its Defense segment through select acquisitions that broaden its product and service offerings, deepen its capabilities, and allow entry into new markets.   In accordance with this initiative on April 4, 2005 the Company acquired ESL, an electronic warfare systems company based in the United Kingdom for $10.5 million.

In October 2003, Imperial Capital LLC was engaged to assist the Company in exploring a possible sale of Detroit Stoker.  This process is ongoing, and no assurance can be given regarding whether Detroit Stoker will be sold or the timing or proceeds from any such sale.

On July 15, 2005, the Company and AAI Corporation entered into a $100 million four-year revolving credit agreement (the “Credit Agreement”) with a syndicate of six banks, consisting of SunTrust Bank, as administrative agent and issuing bank, Citibank, Key Bank, PNC Bank, Commerce Bank and Provident Bank.  The Credit Agreement provides for a credit facility (the “Credit Facility”) consisting of a $100,000,000 Senior Secured Revolving Credit Facility with a $5,000,000 Swing Line and a $100,000,000 Letter of Credit sub-facility.  The Company has guaranteed AAI’s obligations.  The proceeds of the Credit Facility will be used to fund future acquisitions, finance capital expenditures, provide working capital, fund letters of credit, and for other general corporate purposes.

Stock Buy-Back Program

On September 7, 2005, the Board of Directors authorized a stock purchase plan for up to $15,000,000.  The Company repurchased a total of 262,578 shares at an average price of $35.22 during the three months ended September 30, 2005.  As of September 30, 2005, there remained $5,744,000 available under the subject authorization for future purchases.  During October 2005, an additional 163,049 shares were purchased with an average purchase price of $35.16, utilizing the remaining funds under the plan.

Conference Call Webcast

The Company will hold a simultaneous conference call and audio Web-cast on Thursday, November 3, 2005, at 10:00 a.m. (EST), to discuss its financial results for the quarter ended September 30, 2005.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the Company’s website, www.unitedindustrial.com, or on www.streetevents.com.  Following the call, the webcast will be archived for a period of approximately three months and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation designs, produces, and supports defense systems. Its products and services include unmanned aerial vehicle systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs.  The company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.  Special items include significant charges or credits that are important to understanding the Company’s ongoing operations.  The Company also discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is likewise a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance, and allows investors, analysts, lenders and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management if they so choose.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this document.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

United Industrial Corporation & Subsidiaries

Consolidated Earnings Per Share

(Unaudited)

Basic earnings per share for all periods presented was computed by dividing net earnings for the respective period by the weighted-average number of shares of the Company’s par value $1.00 per share common stock (“Common Stock”) outstanding during the period.  Diluted earnings per share was computed by dividing (i) net earnings during the period, adjusted to add back the after-tax interest charges incurred on the Company’s $120,000,000 aggregate principal amount of 3.75% convertible senior notes due September 15, 2024, by (ii) the weighted-average number of shares of Common Stock outstanding during the period, adjusted to add the weighted-average number of potential dilutive common shares that would have been outstanding upon the assumed exercise of stock options and conversion of the 3.75% Convertible Senior Notes for Common Stock.

Basic and diluted earnings per share amounts were computed as follows:

	Three Months Ended September 30,
	2005			2004
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share

Basic Earnings Per Share
Income from continuing operations	$9,314	11,652,025	$0.80	$7,744	12,810,916	$0.60

Effect of Dilutive Securities
Stock Options	—	286,421		—	487,288
3.75% Convertible Senior Notes	855	3,058,356		148	498,645
Diluted Earnings Per Share
Income from continuing operations	$10,169	14,996,802	$0.68	$7,892	13,796,849	$0.57

	Nine Months Ended September 30,
	2005			2004
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share

Basic Earnings Per Share
Income from continuing operations	$30,239	12,012,831	$2.52	$22,789	12,958,288	$1.76

Effect of Dilutive Securities
Stock Options	—	272,127		—	363,841
3.75% Convertible Senior Notes	2,449	3,058,356		148	167,428
Diluted Earnings Per Share
Income from continuing operations	$32,688	15,343,314	$2.13	$22,937	13,489,557	$1.70

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Basic earnings (loss) per share:
Income from continuing operations before special items	$0.81	$0.60	$2.25	$1.76
Special items:
Restructuring charges	(0.01)	—	(0.12)	—
Gain on sale of property	—	—	0.39	—
Income from continuing operations	0.80	0.60	2.52	1.76
Income (loss) from discontinued operations	0.01	(0.02)	0.02	(0.07)

Net income	0.81	$0.58	$2.54	$1.69

Weighted average number of basic shares outstanding	11,652,025	12,810,916	12,012,831	12,958,288

Diluted earnings (loss) per share:

Income from continuing operations before special items	$0.68	$0.57	$1.92	$1.70

Special items:
Restructuring charges	0.0	—	(0.09)	—
Gain on sale of property	—	—	0.30	—
Income from continuing operations	0.68	0.57	2.13	1.70
Income (loss) from discontinued operations	0.01	(0.02)	0.02	(0.07)
Net income	$0.69	$0.55	$2.15	$1.63

Weighted average number of diluted shares outstanding	14,996,802	13,796,849	15,343,314	13,489,557

United Industrial Corporation & Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$126,402	$98,719	$353,878	$289,927
Cost of sales	96,768	73,958	267,916	219,629
Gross profit	29,634	24,761	85,962	70,298
Selling and administrative expenses	14,318	12,648	45,268	34,846
Other operating expense, net	280	87	804	273
Total operating income	15,036	12,026	39,890	35,179
Non-operating income and (expense)
Interest income	730	151	2,479	281
Interest expense	(1,424)	(254)	(4,642)	(280)
Gain on sale of property	—	—	7,152	—
Income from equity investment in joint venture	114	15	166	75
Other income, net	(41)	72	796	160
	(621)	(16)	5,951	236

Income from continuing operations before income taxes	14,415	12,010	45,841	35,415
Provision for income taxes	5,101	4,266	15,602	12,626
Income from continuing operations	9,314	7,744	30,239	22,789
Income (loss) from discontinued operations, net of income taxes	112	(274)	305	(939)
Net income	9,426	7,470	30,544	21,850

Add (deduct) special items, net of tax:
Restructuring charges	68	—	1,405	—
Gain on sale of property	—	—	(4,649)	—
(Income) loss from discontinued operations	(112)	274	(305)	939

Net income before special items and discontinued operations	$9,382	$7,744	$26,995	$22,789

United Industrial Corporation & Subsidiaries

Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales
Defense	$116,815	$90,143	$328,586	$266,510
Energy	9,587	8,576	25,292	23,417
	$126,402	$98,719	$353,878	$289,927

Pretax income (loss) from continuing operations:
Defense	$13,794	$10,957	$45,453	$33,192
Energy	1,388	1,185	2,478	2,648
Other	(767)	(132)	(2,090)	(425)
	$14,415	$12,010	$45,841	$35,415

Funded New Orders
Defense	$153,128	$115,454	$453,977	$271,087
Energy	10,490	9,352	30,032	26,273
	$163,618	$124,806	$484,009	$297,360

	September 30, 2005	December 31, 2004
Funded backlog
Defense	$508,633	$380,622
Energy	11,230	7,296
	$519,863	$387,918

United Industrial Corporation & Subsidiaries

Non-GAAP Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Non-GAAP income from continuing operations before tax excluding special items
Defense	$13,833	$10,957	$40,229	$33,192
Energy	1,453	1,185	2,711	2,648
Other	(767)	(132)	(2,090)	(425)
	14,519	12,010	40,850	35,415
Add (deduct) special items
Defense
Restructuring charges	(39)	—	(1,928)	—
Gain on sale of property	—	—	7,152	—
Energy
Restructuring charges	(65)	—	(233)	—
GAAP income from continuing operations before tax	$14,415	$12,010	$45,841	$35,415

EBITDA (continuing operations):
Defense	$15,875	$12,207	$51,278	$36,956
Energy	1,398	1,268	2,551	2,860
Other	94	25	443	(253)
	17,367	13,500	54,272	39,563
Add (deduct):
Depreciation and amortization	(2,258)	(1,387)	(6,268)	(4,149)
Interest (expense) income, net	(694)	(103)	(2,163)	1
Provision for income taxes	(5,101)	(4,266)	(15,602)	(12,626)
Income from continuing operations	$9,314	$7,744	$30,239	$22,789

	Three Months Ended September 30,		Nine months Ended September 30,
	2005	2004	2005	2004
Free cash flow:
Cash provided by operating activities of continuing operations	$9,386	$(10,691)	$30,638	$4,917
Purchases of property and equipment	(5,687)	618	(18,278)	(2,864)
Proceeds from sale of property	—	—	7,555
Cash used in discontinued operations	(822)	(2,832)	(3,418)	(4,051)
Free cash flow	$2,877	$(12,905)	16,497	$(1,998)

United Industrial Corporation & Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,150	$80,679
Marketable equitable securities	13,109	—
Securities pledged to creditors	—	124,626
Deposits and restricted cash	4,812	33,845
Trade receivables, net	60,960	46,658
Inventories	33,073	34,639
Prepaid expenses and other current assets	10,095	12,465
Assets of discontinued operations	11,878	13,545
Total current assets	200,077	346,457
Deferred income taxes	11,455	13,930
Goodwill	4,833	—
Other assets	14,021	11,953
Insurance receivable – asbestos litigation	20,343	20,343
Property and equipment, net	40,204	27,645
Total assets	$290,933	$420,328

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$964	$958
Payable under securities loan agreements	—	124,619
Accounts payable	22,390	21,664
Accrued employee compensation and taxes	18,163	13,706
Other current liabilities	15,387	14,942
Liabilities of discontinued operations	13,177	18,566
Total current liabilities	70,081	194,455
Long-term debt	121,053	122,000
Post-retirement benefit obligation, other than pension, and other long-term liabilities	21,192	22,942
Minimum pension liability	21,193	17,513
Asbestos litigation liability	31,852	31,852
Total liabilities	265,371	388,762
Shareholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized; 11,423,728 and 12,291,951 shares outstanding at September 30, 2005 and December 31, 2004, respectively (net of shares held in treasury)	14,374	14,374
Additional capital	83,123	84,296
Retained earnings	30,331	3,499
Treasury stock, at cost, 2,950,420 and 2,082,197 shares at September 30, 2005 and December 31, 2004, respectively	(71,598)	(40,019)
Accumulated other comprehensive loss, net of tax	(30,668)	(30,584)
Total shareholders’ equity	25,562	31,566
Total liabilities and shareholders’ equity	$290,933	$420,328

United Industrial Corporation & Subsidiaries

Statements of Consolidated Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,544	$21,850
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(305)	939
Depreciation and amortization	6,268	4,149
Pension expense	3,680	3,318
Gain on Sale of Property	(7,152)	—
Deferred income taxes	2,664	407
Income from equity investment in joint venture	(166)	(75)
Other, net	859	138
Changes in operating assets and liabilities:
Increase in trade receivables	(11,930)	(22,030)
Decrease (increase) in inventories	2,247	(19,501)
Decrease (increase) in prepaid expenses and other current assets	1,779	(754)
Increase in accounts payable, accruals, and other current liabilities	2,150	16,476
Net cash provided by operating activities from continuing operations	30,638	4,917
Net cash used in discontinued operations	(3,418)	(4,051)
Net cash provided by operating activities	27,220	866

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(18,278)	(2,864)
Proceeds from sale of available-for-sale securities	124,626	—
Purchase of marketable equitable securities	(12,780)	—
Business acquisition, net of cash acquired	(9,883)	—
Proceeds from sale of property	7,555	—
Net cash provided by (used in) investing activities	91,240	(2,864)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	120,000
Debt issuance fees paid	—	(3,600)
Repayment of long-term debt	(947)	(668)
Repayment of Collateral received in securities lending transaction	(124,619)	—
Proceeds from exercise of stock options	1,474	3,352
Decrease in deposits and restricted cash	29,033	—
Purchases of treasury shares	(34,225)	(34,842)
Dividends paid	(3,705)	(3,881)
Net cash (used in) provided by financing activities	(132,989)	80,361

(Decrease) increase in cash and cash equivalents	(14,529)	78,363
Cash and cash equivalents at beginning of period	80,679	24,138
Cash and cash equivalents at end of period	$66,150	$102,501